UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  April 18, 2012

RealD Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34818	77-0620426
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

100 N. Crescent Drive, Suite 200
Beverly Hills, CA	90210
(Address of principal executive offices)	(Zip Code)

(310) 385-4000

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  Employment and Secondment Agreements with Robert Mayson

On April 18, 2012, RealD Inc. (the “Company”) entered into a new employment agreement with Robert Mayson, who had been serving as President of the Company’s Consumer Electronics division, which entirely replaced and superseded the Company’s May 25, 2010 employment agreement with Mr. Mayson (the “Prior Agreement”).  The new agreement provides that, effective April 18, 2012, Mr. Mayson resigned from his position as President of the Company’s Consumer Electronics division.  Mr. Mayson will continue to serve in his role as Managing Director, RealD Europe and EVP Cinema, EMEA.  Unless terminated earlier by one of the parties, the term of the new agreement will extend through March 31, 2013 provided that the term’s end date will automatically extend by an additional year on each of April 1, 2013 and April 1, 2014 absent prior written notice by one of the parties that it does not wish to so extend the agreement.  The new agreement provides that Mr. Mayson’s annual base salary is $400,000 which represents no change from his current salary.

Most of the other terms and conditions in the new agreement are unchanged from the terms and conditions of the Prior Agreement, the terms of which are described under the caption “Compensation Discussion and Analysis — Executive Employment Agreements” in the Company’s annual proxy statement (as filed with the Securities and Exchange Commission on June 15, 2011), which is qualified by reference to the agreement filed as Exhibit 10.37 to the registration statement an Form S-1/A (No. 333-165988) on May 26, 2010.  The new agreement modified the following compensatory benefits that were previously available under the Prior Agreement:

•                  The expiration date for Mr. Mayson’s performance bonus opportunities that are based on sales and contracted binding orders from the Company’s Consumer Electronics Division was changed from February 24, 2013 to the end of the Company’s fiscal 2013 year in March 2013;

•                  Mr. Mayson’s change in control retention bonus opportunity was removed without any payment;

•                  Mr. Mayson’s annual performance bonus opportunity shall no longer provide for a minimum target amount of $300,000; and

•                  Mr. Mayson’s severance benefits that can be paid in connection with a qualifying termination of employment are generally unchanged except that his eligibility for enhanced change in control severance benefits will expire on March 31, 2013 and shall no longer cover the deleted change in control retention bonus.

In connection with the new employment agreement, the Company and Mr. Mayson also on April 18, 2012 entered into a secondment letter agreement pursuant to which Mr. Mayson’s services will be temporarily seconded to RealD Europe Limited (the “Host Company”) and Mr. Mayson will be based at the Host Company’s offices at Hempel Hempstead, United Kingdom.  The term of the secondment agreement will be for the same duration covered by the new employment agreement except that the Company may in its discretion earlier terminate the secondment arrangements.  During the secondment period, Mr. Mayson will not be eligible to receive Company-sponsored benefits and he may instead be eligible for holiday, sick pay and participation in the Host Company’s pension scheme, all in accordance with the rules and procedures of the Host Company.

The annual base salary that the Company is paying Mr. Mayson shall be inclusive of any fees to which Mr. Mayson may be entitled to receive as result of his serving as a director of the Host Company.  In connection with his relocation from the United States to the United Kingdom, the Company will reimburse Mr. Mayson for his actual, reasonable relocation expenses in a total amount not to exceed $35,000.

The employment and secondment agreements are filed as Exhibits 10.1 and 10.2, respectively, to this report, the foregoing descriptions of which are qualified in their entirety by reference thereto.

Item 8.01.                                          Other Events.

On April 18, 2012, RealD Inc. announced that Leo Bannon, Executive Vice President, Global Operations, assumed operating responsibility for RealD’s 3D consumer electronics business in addition to his role overseeing engineering and operations at the Company’s research and development facility in Boulder, Colorado.  The new structure of our consumer electronics operations is designed to facilitate integration between our engineering, research and development, and product management organizations that we expect to further enhance our efforts to develop and commercialize technologies for the home.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                    Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated April 18, 2012, between Robert Mayson and RealD Inc.
10.2	Secondment Agreement, dated April 18, 2012, between Robert Mayson and RealD Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RealD Inc.

	By:	/s/ Craig Gatarz
Craig Gatarz
Executive Vice President, General Counsel and Secretary

Date: April 18, 2012